Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

 JONES APPAREL GROUP, INC.
REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

New York, New York - May 5, 2005 - Jones Apparel Group, Inc. (NYSE:JNY) today reported results for the first quarter ended April 2, 2005. Revenues totaled $1,349.3 million versus $1,218.1 million for the first quarter of 2004. Earnings per share were $0.71 for the first quarter of 2005, as compared to $0.73 in the same period last year.

Peter Boneparth, President and Chief Executive Officer, stated, "Our first quarter results were better than we had anticipated, partially as we benefited from approximately $27 million in net shipments and approximately $11 million in associated operating income during the first quarter, which we had planned in second quarter. The better than expected results were primarily realized in our better wholesale apparel businesses. Comparable store sales from our owned footwear and ready-to-wear stores (excluding Barneys New York) were down 3.7% versus an increase of 13% in the prior year. We are very encouraged by the continued strong performance of our Barneys New York luxury retail business that generated a comparable store sales increase of 10.7% in the quarter, as compared to 18.7% in the first quarter of 2004. These positives were offset by weakness in our wholesale footwear, accessories and junior denim businesses. Gross margin pressure in these businesses dampened our performance and overall results."

Wesley Card, Chief Operating and Financial Officer, commented, "The acquisitions of Maxwell Shoe and Barneys New York added $180.7 million to revenues during the quarter, partially offset by decreases in our wholesale footwear and accessories business, and our l.e.i. junior denim business. Our operating profit margin for the quarter was 11.7%, compared to 13.3% in the prior year. This decrease was primarily a result of gross margin pressure within our footwear and accessories businesses and our l.e.i. junior denim business. Our operating cash flow during the period improved by $25.1 million over first quarter 2004, as our working capital planning remained disciplined."

Mr. Card added, "Inventory at the end of the first quarter totaled $645.8 million, compared to $570.0 million at the end of the prior year period. Exclusive of Maxwell Shoe and Barneys New York inventory, which were acquired during the third and fourth quarters of 2004, respectively, inventory at the end of the first quarter 2005 totaled $552.9 million, a 3.0% decrease from the year-earlier period. Our accounts receivable at the end of the first quarter was $680.6 million, compared to $638.5 at the end of the prior year period. Excluding acquisitions, accounts receivable decreased $28.6 million, or 4.5%. We ended the quarter with $1,346.4 billion of funded debt and, net of $45.4 million cash on hand, our debt to book capitalization ratio was 32.6%, in line with our expectations. During the quarter, we repurchased approximately 1.4 million shares of common stock in the open market at an aggregate cost of $45.3 million, or $33.16 per share."

Mr. Boneparth concluded, "We feel it is prudent to maintain a cautious outlook for the remainder of the year with customer consolidation and macroeconomic issues potentially creating consumer concerns. Therefore, we are tightening our 2005 expected revenue to a range of $5.20 to $5.25 billion, and our projected earnings per share to a range of $2.75 to $2.85. Over the long term, we remain confident in our multi-brand, multi-channel business model, which serves as the cornerstone of our strategy."

The Company's Board of Directors has declared a regular quarterly cash dividend of $0.10 per share to all common stockholders of record as of May 20, 2005 for payment on June 3, 2005. The Board of Directors has also authorized an additional $150 million share repurchase program, leaving $246 million available as of the end of the first quarter.

- continued -

The Company will host a conference call with management to discuss these results and its outlook for 2005 at 8:30 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com. The call will be recorded and made available through May 13 and is accessible by dialing 877-344-7529. Enter account number 370375.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores, and operate the Barneys chain of luxury stores. Our nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We primarily contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expects," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;

  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence or generally reduced shopping activity caused by public safety concerns;

  the performance of the Company's products within the prevailing retail environment;

  customer acceptance of both new designs and newly-introduced product lines;

  the Company's reliance on a few department store groups for large portions of the Company's business;

  consolidation of the Company's retail customers;

  financial difficulties encountered by customers;

  the effects of vigorous competition in the markets in which the Company operates;

  the Company's ability to identify acquisition candidates and acquire such businesses on reasonable financial and other terms, in an increasingly competitive environment for such acquisitions;

  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;

  the Company's reliance on independent foreign manufacturers;

  changes in the costs of raw materials, labor and advertising;

  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;

  the uncertainties of sourcing associated with the new environment in which quota has been eliminated on apparel products while political pressure is building for the re-imposition of quotas in certain categories; and

  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and the information concerning trends and risk factors included in Management's Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS
(UNAUDITED)

All amounts in millions except per share data

	FIRST QUARTER
	2005		2004

Net sales	$ 1,335.1	98.9%	$ 1,205.0	98.9%
Licensing income (net)	14.2	1.1%	13.1	1.1%

Total revenues	1,349.3	100.0%	1,218.1	100.0%
Cost of goods sold	850.6	63.0%	756.5	62.1%

Gross profit	498.7	37.0%	461.6	37.9%
SG&A expenses	340.4	25.2%	299.7	24.6%

Income from operations	158.3	11.7%	161.9	13.3%
Net interest expense and financing costs	18.9	1.4%	11.7	1.0%
Equity in earnings of unconsolidated affiliates	0.9	0.1%	0.8	0.1%

Income before taxes	140.3	10.4%	151.0	12.4%
Provision for income taxes	53.3	4.0%	56.6	4.6%

Net income	$ 87.0	6.4%	$ 94.4	7.7%

Shares outstanding - diluted	122.7		130.1
Earnings per share - diluted	$0.71		$0.73

Percentages may not add due to rounding.

JONES APPAREL GROUP, INC.
SEGMENT INFORMATION
(UNAUDITED)

All amounts in millions

(In millions)	Wholesale Better Apparel	Wholesale Moderate Apparel	Wholesale Footwear & Accessories	Retail	Licensing, Other & Eliminations	Consolidated
For the fiscal quarter ended April 2, 2005
Revenues from external customers	$ 428.7	$ 355.1	$ 267.7	$ 283.6	$ 14.2	$ 1,349.3
Intersegment revenues	34.9	2.8	12.0	-	(49.7)	-

Total revenues	463.6	357.9	279.7	283.6	(35.5)	1,349.3

Segment income	$ 71.6	$ 45.6	$ 41.6	$ 10.4	$ (10.9)	158.3

	15.4%	12.7%	14.9%	3.6%		11.7%
Net interest expense						(18.9)
Equity in earnings of unconsolidated affiliates						0.9

Income before provision for income taxes						$ 140.3

For the fiscal quarter ended April 3, 2004
Revenues from external customers	$ 409.1	$ 395.3	$ 230.8	$ 169.8	$ 13.1	$ 1,218.1
Intersegment revenues	41.3	2.0	19.0	-	(62.3)	-

Total revenues	450.4	397.3	249.8	169.8	(49.2)	1,218.1

Segment income	$ 56.0	$ 60.6	$ 49.6	$ 7.7	$ (12.0)	161.9

	12.4%	15.3%	19.9%	4.5%		13.3%
Net interest expense						(11.7)
Equity in earnings of unconsolidated affiliates						0.8

Income before provision for income taxes						$ 151.0

JONES APPAREL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

All amounts in millions

	April 2, 2005	April 3, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 45.4	$ 31.9
Accounts receivable, net of allowances of $57.7 and $54.7 for doubtful accounts, discounts, returns and co-op advertising	680.6	638.5
Inventories	645.8	570.0
Deferred taxes	62.8	75.7
Other current assets	73.5	46.7

TOTAL CURRENT ASSETS	1,508.1	1,362.8
Property, plant and equipment, at cost, less accumulated depreciation and amortization	301.0	266.1
Goodwill	2,124.6	1,637.0
Other intangibles, less accumulated amortization	791.5	758.3
Other assets	56.7	51.5

	$ 4,781.9	$ 4,075.7

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$ 196.5	$ 295.5
Current portion of long-term debt and capital lease obligations	133.5	180.7
Accounts payable	266.1	213.6
Income taxes payable	78.3	62.4
Accrued expenses and other current liabilities	171.5	128.4

TOTAL CURRENT LIABILITIES	845.9	880.6

NONCURRENT LIABILITIES:
Long-term debt and obligation under capital leases	1,016.4	396.2
Deferred taxes	142.0	126.6
Other	82.0	58.6

TOTAL NONCURRENT LIABILITIES	1,240.4	581.4

TOTAL LIABILITIES	2,086.3	1,462.0

STOCKHOLDERS' EQUITY	2,695.6	2,613.7

	$ 4,781.9	$ 4,075.7

JONES APPAREL GROUP, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

All amounts in millions

	Three Months Ended
	April 2, 2005	April 3, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 87.0	$ 94.4

Adjustments to reconcile net income to net cash used in operating activities, net of acquisitions:
Amortization of original issue discount	-	1.3
Depreciation and other amortization	25.2	27.9
Provision for losses on accounts receivable	1.0	(0.2)
Deferred taxes	13.6	9.3
Losses on redemption of Zero Coupon Convertible Senior Notes	-	8.4
Other	(0.5)	(0.2)
Changes in operating assets and liabilities:
Accounts receivable	(233.4)	(253.0)
Inventories	18.2	21.6
Prepaid expenses and other current assets	(5.3)	2.2
Other assets	2.6	(3.2)
Accounts payable	3.9	(24.2)
Income taxes payable	49.9	50.1
Accrued expenses and other liabilities	(20.4)	(17.7)

Total adjustments	(145.2)	(177.7)

Net cash used in operating activities	(58.2)	(83.3)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments relating to Barneys acquisition	(4.1)	-
Payments relating to Kasper acquisition	-	(37.8)
Capital expenditures	(17.6)	(13.5)
Acquisition of intangibles	(0.1)	-
Other	0.2	-

Net cash used in investing activities	(21.6)	(51.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facilities	127.2	295.5
Redemption of Zero Coupon Convertible Senior Notes	-	(446.6)
Debt issuance costs	(0.4)	-
Principal payments on capital leases	(1.3)	(1.5)
Purchases of treasury stock	(42.3)	(41.1)
Dividends paid	(12.2)	(10.1)
Proceeds from exercise of employee stock options	8.3	20.3

Net cash provided by (used in) financing activities	79.3	(183.5)

EFFECT OF EXCHANGE RATES ON CASH	0.9	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	0.4	(318.1)
CASH AND CASH EQUIVALENTS, BEGINNING	45.0	350.0

CASH AND CASH EQUIVALENTS, ENDING	$ 45.4	$ 31.9